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                                  EXHIBIT 23.2



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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



        We hereby consent to the use of our report dated March 11, 2004, on the financial statements of Lincoln Park Savings and Loan Association (the "Association") as of December 31, 2003 and 2002, and for the years then ended, in the Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2 and the Amendment No. 1 to the Holding Company Application on Form H-(e)1-S filed by Lincoln Park Bancorp, and in the Amendment No. 1 to the Notice of Mutual Holding Company Reorganization on Form MHC-1 and Application for Approval of Minority Stock Issuance on Form MHC-2 filed by the Association, all relating to the mutual holding company reorganization of the Association. We further consent to the references to our firm under the headings "Legal and Tax Matters" and "Experts" in the Prospectus.



/s/ Radics & Co., LLC
Pine Brook, New Jersey
August 30, 2004